Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF CORRECTION OF

Aridis Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST. —The name of this Corporation is ARIDIS PHARMACEUTICALS, INC.  (the “Corporation”).

SECOND. — That an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 3, 2018 and that said Certificate requires correction as permitted by Section 103.

THIRD.—The inaccuracy or defect of said Certificate is:  Section A of Article IV as stated was inadvertently amended.

FOURTH.—Section A of Article IV is corrected in its entirety to read as follows:

ARTICLE IV

A.  Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1) Common Stock.  The aggregate number of shares of common stock (“Common Stock”) which the Corporation shall have authority to issue is 100,000,000 with a par value of $0.0001 per share.

(2) Preferred Stock:  The aggregate number of shares of preferred stock (“Preferred Stock”) which the Corporation shall have authority to issue is 60,000,000 with a par value of $0.0001 per share.

IN WITNESS WHEREOF,  I have signed my name and make this Certificate and affirm that the statements herein are true under the penalties of perjury this 6th day of August 2018.

/s/ Vu L. Truong
Vu L. Truong, Ph.D.
Chief Executive Officer